Exhibit 99.1
ADEX MEDIA ACQUIRES DIGITAL INSTRUCTOR

Acquisition Expands AdEx Media into Online Continuity and Digital Products Business

MOUNTAIN VIEW, CALIFORNIA AND BOULDER, COLORADO – August 14, 2008 – AdEx Media, Inc. (OTCBB: ADXM), a leading integrated online marketing company, today announced that it has acquired Digital Instructor, LLC (“Digital Instructor”), a top online continuity and digital products company based in Boulder, Colorado.  Digital Instructor develops consumer learning products through proprietary technologies and distributes its products to customers nationwide.  For the fiscal year ending December 31, 2007, Digital Instructor had consolidated revenues of approximately $4.8 million, consolidated gross profit of approximately $4.4 million, and consolidated net income of approximately $407,000.  Terms of the transaction were not disclosed.

The addition of the Digital Instructor continuity business to AdEx Media’s current service offerings in affiliate marketing and lead generation will further solidify AdEx Media’s position as a clear leader in multi-channel customer acquisition and retention.

“Through the combination of organic growth and strategic acquisitions, we are building AdEx Media into a true industry frontrunner," said Scott Rewick, Chief Executive Officer of AdEx. "The addition of Digital Instructor gives AdEx Media another suite of products to distribute through our diversified multi-channel distribution network and enhances our overall leadership position with advertisers and publishers.  We welcome Digital Instructor to the AdEx Media family, and we look forward to executing further on our strategy to build value for our customers and shareholders."

“AdEx Media’s diversified platform and industry recognition in the lead generation and advertising solutions sector presents obvious synergies with the Digital Instructor business,” stated Dennis Hefter, managing member of Digital Instructor. “Combining with Adex Media will enable us to leverage our suite of products with their multi-channel advertising, tracking, reporting, and conversion-enhancing technologies more rapidly and at an even greater scale.”

About Adex Media, Inc.

AdEx Media operates one of the leading online direct marketing companies, with an emphasis on successfully purchasing multi-channel sources of online media distribution.  Its proprietary tracking technology allows AdEx Media to establish a large presence in a variety of distribution channels and deliver volume and quality for its online advertisers.

For more information about AdEx Media, visit http://www.AdEx.com.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements."  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

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